Exhibit 99.1

IIOT-OXYS, Inc. Provides Business Update and Announces Upcoming Video Interview

CAMBRIDGE, MA / ACCESSWIRE / October 14, 2022 / IIOT-OXYS, Inc. (OTC PINK: ITOX) ("Oxys" or the “Company”) announced an update on the Company's business operations and an upcoming video interview on its latest agreement with Aretas Sensor Networks Inc.

“We’re pleased to announce that we kept our revenue promise for the quarter ended September 30th, 2022. As predicted third quarter revenue exceeded that in second quarter. This makes two consecutive quarters of revenue, which the Company hasn’t done since before the pandemic. We also received interest earned on the Promissory Note to Aretas during the quarter ended September 30, 2022. Complete financials for the quarter will be disclosed in our quarterly Form 10-Q filing with the SEC to be timely filed later this quarter,” stated Cliff Emmons, CEO of Oxys.

“Furthermore, we will be releasing our next video interview sometime next week highlighting details of our most recent agreement with Aretas Sensor Networks Inc. The Co-Marketing and Co-Selling Agreement for Aretas’s popular Sentinel Indoor Air Quality (IAQ) sensors is expected to contribute to our fourth quarter revenues,” concluded Mr. Emmons.

About IIOT-OXYS, Inc.

IIOT-OXYS, Inc. (OTC PINK: ITOX) is a technology company at the intersection of IIoT, AI & Machine Learning, Edge Computing and Manufacturing Operations. We provide actionable mission-critical insights for the Medical/Pharmaceutical, Manufacturing, Agriculture, Defense, and Structural Health, and other industries. IIOT-OXYS's edge computing open-source hardware and proprietary ML algorithms employ our Minimally Invasive Load Monitoring (MILM) technology to simply gather data and gain insights to monitor, scope, move from preventive to predictive maintenance, and even optimize development and manufacturing processes. For additional information visit www.oxyscorp.com.

About Aretas Sensor Networks Inc.

Aretas Sensor Networks, Inc. combines IoT sensor technology, cloud-based platform, and machine learning/ AI for an end-to-end solution to ingest, collect, display, and analyze IoT data to allow companies to make better decisions.

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

IIOT-OXYS, Inc.
Clifford L. Emmons
CEO
contact@oxyscorp.com
www.oxyscorp.com

SOURCE: IIOT-OXYS, Inc.